June 2011 Preliminary Terms No. 829 Registration Statement No. 333-156423 Dated June 3, 2011 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities

Commodity-Linked Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities
Commodity-Linked Notes offer investors exposure to the performance of certain physical commodities and provide for the repayment of principal at maturity.  They are for investors who are concerned about principal risk, but seek an commodities basket-based return, and who are willing to forgo yield in exchange for the repayment of principal at maturity.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	June 9, 2011
Original issue date:	June 14, 2011 (3 business days after the pricing date)
Maturity date:	September 14, 2017
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	Aluminum	LOAHDY	20%
	Brent blend crude oil (“brent”)	CO1	20%
	Copper	LOCADY	20%
	Nickel	LONIDY	20%
	Zinc	LOZSDY	20%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final commodity price of each basket commodity will be determined based on the prices published by the relevant exchange.

Payment at maturity:	The payment due at maturity per $1,000 stated principal amount will equal: $1,000 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $1,000 per note.
Supplemental redemption amount:	$1,000 × participation rate × basket performance; provided that the supplemental redemption amount will not be less than zero.
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] × weighting
Determination date:	In respect of each basket commodity, September 11, 2017, subject to a non-trading day or a market disruption event in respect of the applicable basket commodity.
CUSIP:	617482VG6
ISIN:	US617482VG62
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Terms continued:	Please see page two of these preliminary terms for further summary terms of the notes.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	100%	%	%
Total	$	$	$
(1)    Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of    % for each security they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008                  Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208010

Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

SUMMARY TERMS	Continued from the Cover Page
Commodity price:
For any trading day:
Aluminum:  The official cash offer price per tonne (as stated in U.S. dollars)
Brent: The official settlement price per barrel (as stated in U.S. dollars)
Copper:  The official cash offer price per tonne (as stated in U.S. dollars)
Nickel:  The official cash offer price per tonne (as stated in U.S. dollars)
Zinc:  The official cash offer price per tonne (as stated in U.S. dollars)
For full descriptions, please see “Fact Sheet – Commodity price” on page 7 of these preliminary terms.

Initial commodity price:
For each basket commodity, the commodity price for such basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.  See “Basket—Initial commodity price” above.

If any initial commodity price as finally determined by the relevant exchange differs from any initial commodity price specified in the pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

If in the event of a market disruption event with respect to any basket commodity on the pricing date, the initial commodity price for such basket commodity shall be determined in accordance with the fallback mechanics set out under “Description of Partially Capital Protected Commodity-Linked Notes — Some Definitions — determination date” in the accompanying prospectus supplement.

Final commodity price:
For each basket commodity, the commodity price for such basket commodity on the determination date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Investment Overview

The Commodity-Linked Notes due September 14, 2017 (the “notes”) provide investors:

¡	an opportunity to gain exposure to the underlying commodity basket

¡	the repayment of principal at maturity

¡	100% participation in any appreciation of the underlying commodity basket over the term of the notes

¡	no exposure to any decline of the underlying commodity basket

At maturity, if the underlying commodity basket has depreciated or has not appreciated at all, the investment will pay the stated principal amount, without any return on your investment.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 6 years and 3 months
Participation rate:	100%
Interest:	None

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Basket Overview

The underlying commodity basket is a weighted basket consisting of five commodities.

Basket commodity information as of June 1, 2011
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Aluminum (in U.S. dollars)	LOAHDY	2,653.00	1,953.00	2,772.00 (on 4/28/2011)	1,828.50 (on 6/7/2010)	20%
Brent (in U.S. dollars)	CO1	114.53	72.71	126.65 (on 4/8/2011)	71.45 (on 7/6/2010)	20%
Copper (in U.S. dollars)	LOCADY	9,171.00	6,715.00	10,148.00 (on 2/14/2011)	6,091.00 (on 6/8/2010)	20%
Nickel (in U.S. dollars)	LONIDY	23,335.00	20,505.00	29,030.00 (on 2/21/2011)	17,955.00 (on 6/8/2010)	20%
Zinc (in U.S. dollars)	LOZSDY	2,226.00	1,821.00	2,556.50 (on 10/26/2010)	1,595.00 (on 6/7/2010)	20%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the initial commodity price and the final commodity price will be determined based on the prices published by the relevant exchange.

Historical Basket Performance January 1, 2006 to June 1, 2011

The graph is calculated to show the performance of the basket during the period from January 1, 2006 through June 1, 2011 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not attempt to show your expected return on an investment in the notes.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of future performance.

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
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Key Investment Rationale

The notes offer 100% participation in the positive performance of the underlying commodity basket, while providing for the repayment of principal at maturity in exchange for forgoing current yield or interest.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Repayment of Principal	The notes offer investors full upside exposure to the performance of the underlying commodity basket while providing for the repayment of principal in full at maturity.
Best Case Scenario
The underlying commodity basket increases in value and, at maturity, the notes pay an amount equal to the sum of (i) the stated principal amount of $1,000 and (ii) 100% of the increase in the value of the commodity basket.

Worst Case Scenario	The underlying commodity basket declines or does not appreciate in value and, at maturity, the notes pay the stated principal amount of $1,000.

Summary of Selected Key Risks (see page 13)

▪	The notes may not pay more than the stated principal amount at maturity and do not pay interest.

▪	The return on the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

▪	Market price of the notes may be influenced by many unpredictable factors.

▪	The notes are subject to the credit risk of Morgan Stanley, and its actual or anticipated credit ratings and credit spreads may adversely affect the market value of the notes.

▪	Specific commodities prices are affected by numerous factors specific to each market.

▪	The notes will not be listed and secondary trading may be limited.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	Changes in the value of one or more of the basket commodities may offset each other.

▪	Suspension or disruptions of market trading in the basket commodities and related futures markets may adversely affect the value of the notes.

▪	Not equivalent to investing directly in the basket commodities.

▪	There are risks relating to the trading of metals on the London Metal Exchange.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by these preliminary terms.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the underlying commodity basket.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
June 9, 2011	June 14, 2011 (3 business days after the pricing date)	September 14, 2017
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	Aluminum	LOAHDY	20%
	Brent blend crude oil	CO1	20%
	Copper	LOCADY	20%
	Nickel	LONIDY	20%
	Zinc	LOZSDY	20%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final commodity price of each basket commodity will be determined based on the prices published by the relevant exchange.

Payment at maturity:	The payment due at maturity per $1,000 stated principal amount will equal: $1,000 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $1,000 per note.
Supplemental redemption amount:	$1,000 × participation rate × basket performance; provided that the supplemental redemption amount will not be less than zero.
Participation rate:	100%
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.
A depreciation of one or more basket commodities will partially or wholly offset any appreciation in any of the other basket commodities such that the basket performance as a whole may be less than zero, in which case you will receive less than the $1,000 stated principal amount at maturity.

Commodity performance value:	With respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] × weighting
Determination date:	In respect of each basket commodity, September 11, 2017, subject to a non-trading day or a market disruption event in respect of the applicable basket commodity.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the determination date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such determination date as postponed.

Risk Factors:	Please see “Risk Factors” beginning on page 13.

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Commodity price:
For any trading day:

Aluminum: The official cash offer price per tonne of high grade primary aluminum on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME

Brent: The official settlement price per barrel of Brent blend crude oil on the ICE Futures of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE Futures

Copper:  The official cash offer price per tonne of copper grade A on the LME for the spot market, stated in U.S. dollars, as determined by the LME

Nickel:  The official cash offer price per tonne of primary nickel on the LME for the spot market, stated in U.S. dollars, as determined by the LME

Zinc: The official cash offer price per tonne of special high grade zinc on the LME for the spot market, stated in U.S. dollars, as determined by the LME

Initial commodity price:
For each basket commodity, the commodity price for such basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.  See “Basket—Initial commodity price” above.

If any initial commodity price as finally determined by the relevant exchange differs from any initial commodity price specified in the pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

If in the event of a market disruption event with respect to any basket commodity on the pricing date, the initial commodity price for such basket commodity shall be determined in accordance with the fallback mechanics set out under “Description of Partially Capital Protected Commodity-Linked Notes — Some Definitions — determination date” in the accompanying prospectus supplement.

Final commodity price:
For each basket commodity, the commodity price for such basket commodity on the determination date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.

Relevant exchange:	Aluminum: LME Brent: ICE Futures Copper: LME Nickel: LME Zinc: LME
Commodity-linked capital protected notes:
All references to “commodity-linked capital protected notes” or related terms in the accompanying prospectus supplement for currency-linked capital protected notes shall be deemed to refer to “commodity-linked notes” when read in conjunction with these preliminary terms.

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482VG6
ISIN:	US617482VG62
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on June 2, 2011, the “comparable yield” for the notes would be a rate of 3.9358% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,275.9101 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2011	$1.7492	$1.7492
July 1, 2011 through December 31, 2011	$19.7134	$21.4626
January 1, 2012 through June 30, 2012	$20.1014	$41.5640
July 1, 2012 through December 31, 2012	$20.4969	$62.0609
January 1, 2013 through June 30, 2013	$20.9003	$82.9612
July 1, 2013 through December 31, 2013	$21.3116	$104.2728
January 1, 2014 through June 30, 2014	$21.7310	$126.0038
July 1, 2014 through December 31, 2014	$22.1586	$148.1624
January 1, 2015 through June 30, 2015	$22.5947	$170.7571
July 1, 2015 through December 31, 2015	$23.0393	$193.7964
January 1, 2016 through June 30, 2016	$23.4927	$217.2891
July 1, 2016 through December 31, 2016	$23.9550	$241.2441
January 1, 2017 through June 30, 2017	$24.4264	$265.6705
July 1, 2017 through the Maturity Date	$10.2396	$275.9101

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”).
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the basket commodities included in the underlying commodity basket and in futures or options contracts on such basket commodities.  Such purchase activity could increase the prices of the basket commodities, and, therefore, could increase the commodity prices required on the determination date before investors would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information, see “Use of Proceeds and Hedging” in the accompanying

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

prospectus supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of notes and the related lending transactions, provided that neither the issuer of the notes nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of    % for each security they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, calculated on the determination date as follows:

(i) $1,000 times (ii) the participation rate times (iii) the basket performance, provided that the supplemental redemption amount will not be less than zero.

The following example is based on the hypothetical values set forth below. The hypothetical basket performance reflects 15% appreciation in the value of the commodities basket.

Hypothetical basket performance:	15%
Participation rate:	100%
Supplemental redemption amount per note:	$1,000 × 100% × 15% = $150

In the example above, the total payment at maturity per note would equal $1,150, which is the sum of the stated principal amount of $1,000 and a supplemental redemption amount of $150.

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a hypothetical range of basket performance and does not cover the complete range of possible payouts at maturity.

Basket performance	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $1,000 note
100%	$1,000	$1,000	$2,000	100%
90%	$1,000	$900	$1,900	90%
80%	$1,000	$800	$1,800	80%
70%	$1,000	$700	$1,700	70%
60%	$1,000	$600	$1,600	60%
50%	$1,000	$500	$1,500	50%
40%	$1,000	$400	$1,400	40%
30%	$1,000	$300	$1,300	30%
20%	$1,000	$200	$1,200	20%
15%	$1,000	$150	$1,150	15%
10%	$1,000	$100	$1,100	10%
5%	$1,000	$50	$1,050	5%
0%	$1,000	$0	$1,000	0%
-10%	$1,000	$0	$1,000	0%
-20%	$1,000	$0	$1,000	0%
-30%	$1,000	$0	$1,000	0%
-40%	$1,000	$0	$1,000	0%
-50%	$1,000	$0	$1,000	0%
-60%	$1,000	$0	$1,000	0%
-70%	$1,000	$0	$1,000	0%
-80%	$1,000	$0	$1,000	0%
-90%	$1,000	$0	$1,000	0%
-100%	$1,000	$0	$1,000	0%

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
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Payment at Maturity

Repayment of principal at maturity.  At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

The supplemental redemption amount based on the basket performance.  The supplemental redemption amount will be equal to the product of $1,000 times the participation rate times the basket performance, but not be less than zero.  If the basket performance is positive (indicating that the basket has appreciated in value), the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 ×	participation rate	×	basket performance

where,

participation rate	=	100%

basket performance	=	Sum of the commodity performance values of each of the basket commodities

commodity performance value	=	final commodity price – initial commodity price	× weighting
		initial commodity price

If the basket performance is negative, the supplemental redemption amount will be zero.

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the underlying commodity basket.

▪
The notes may not pay more than the stated principal amount at maturity.  If the basket performance is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity.

▪
The notes do not pay interest.  Because the supplemental redemption amount due at maturity may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.   Moreover, if the underlying commodities basket does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of the underlying commodities basket.

▪
Market price of the notes may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the market prices of each of the basket commodities and futures contracts on such basket commodities; the volatility (frequency and magnitude of changes in value) of the basket commodities; trends of supply and demand for the basket commodities; geopolitical conditions and economic, financial, political and regulatory or judicial events; interest and yield rates in the market;  time remaining to maturity; and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Specific commodities prices are affected by numerous factors specific to each market.  For more information on aluminum, brent, copper, nickel and zinc, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the notes, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

events and policies; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the commodity prices of the basket commodities and the value of your notes in varying and potentially inconsistent ways.  As a result of these or other factors, the prices of the basket commodities may be, and have recently been, highly volatile (see “Historical Information” beginning on page 16).

▪
Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

▪
Suspension or disruptions of market trading in the basket commodities and related futures markets may adversely affect the value of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the basket commodities and, therefore, the value of the notes.

▪
Not equivalent to investing directly in the basket commodities.  Investing in the notes is not equivalent to investing directly in any of the basket commodities or in futures contracts or forward contracts on any of the basket commodities.  Decreases in the levels of certain of the basket commodities on the determination date could more than offset any increase in levels of other basket commodities on the determination date.  A decrease in the levels of any of the basket commodities may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Furthermore, by purchasing the notes, you do not purchase any entitlement to any of the basket commodities or to futures contracts or forward contracts on any of the basket commodities. Also, by purchasing the notes, you are taking credit risk of Morgan Stanley and are not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of aluminum, copper, nickel and zinc are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on the determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain basket commodities, and consequently the supplemental redemption amount, could be adversely affected.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MSCG will determine the initial commodity price and final commodity price of each basket commodity, the basket performance and calculate the amount of cash you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event, may affect the payout to you at maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the basket commodities), including trading in futures contracts on the basket commodities, and possibly in other instruments related to the basket commodities.  Some of our subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer, commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity prices of the basket commodities and, as a result, could increase the commodity prices required on the determination date before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the final commodity prices and, accordingly, the amount of cash you will receive at maturity.

June 2011	Page 15

Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Historical Information

The following tables set forth the published high and low, as well as end-of-quarter, prices for each of the basket commodities for each quarter in the period from January 1, 2006 through June 1, 2011.  The related graphs set forth the daily commodity prices for each of the basket commodities in the same period.  On June 1, 2011, the commodity prices were, in the case of aluminum, $2,653.00, in the case of brent, $114.53, in the case of copper, $9,171.00, in the case of nickel, $23,335.00 and in the case of zinc, $2,226.00.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.

Aluminum (In U.S. dollars)	High	Low	Period End
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	2,886.00	2,480.00	2,850.00
2007
First Quarter	2,953.00	2,682.00	2,792.00
Second Quarter	2,871.00	2,626.00	2,686.00
Third Quarter	2,791.00	2,316.50	2,440.00
Fourth Quarter	2,582.00	2,335.50	2,350.50
2008
First Quarter	3,175.00	2,350.50	2,935.00
Second Quarter	3,090.50	2,816.00	3,075.00
Third Quarter	3,291.50	2,395.00	2,395.00
Fourth Quarter	2,376.50	1,423.00	1,455.00
2009
First Quarter	1,575.00	1,253.50	1,365.50
Second Quarter	1,646.50	1,337.00	1,616.00
Third Quarter	2,035.00	1,531.50	1,852.00
Fourth Quarter	2,265.50	1,760.50	2,208.00
2010
First Quarter	2,320.50	1,949.00	2,288.00
Second Quarter	2,447.50	1,828.50	1,924.00
Third Quarter	2,314.00	1,912.00	2,314.00
Fourth Quarter	2,461.00	2,221.00	2,461.00
2011
First Quarter	2,608.50	2,360.00	2,600.00
Second Quarter (through June 1, 2011)	2,772.00	2,468.50	2,653.00

Daily Official Settlement Prices of Aluminum January 1, 2006 to June 1, 2011

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Brent (in U.S. dollars per barrel)	High	Low	Period End
2006
First Quarter	66.59	58.15	65.91
Second Quarter	74.64	65.91	73.51
Third Quarter	78.30	60.12	62.48
Fourth Quarter	64.62	57.87	60.86
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter (through June 1, 2011)	126.65	109.13	114.53

Daily Official Settlement Prices of Brent January 1, 2006 to June 1, 2011

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Copper (In U.S. dollars)	High	Low	Period End
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,527.50	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter (through June 1, 2011)	9,823.00	8,536.50	9,171.00

Daily Official Cash Offer Prices of Copper January 1, 2006 to June 1, 2011

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Nickel (In U.S. dollars)	High	Low	Period End
2006
First Quarter	15,340.00	13,380.00	15,340.00
Second Quarter	23,100.00	15,340.00	22,275.00
Third Quarter	34,750.00	22,275.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter	50,345.00	32,900.00	45,500.00
Second Quarter	54,200.00	35,850.00	35,850.00
Third Quarter	36,950.00	25,055.00	31,050.00
Fourth Quarter	33,655.00	25,510.00	25,805.00
2008
First Quarter	33,300.00	25,805.00	29,805.00
Second Quarter	30,025.00	21,530.00	21,675.00
Third Quarter	21,880.00	15,755.00	15,755.00
Fourth Quarter	16,000.00	8,810.00	10,810.00
2009
First Quarter	13,420.00	9,405.00	9,405.00
Second Quarter	16,010.00	9,555.00	16,010.00
Third Quarter	21,070.00	14,360.00	17,335.00
Fourth Quarter	19,495.00	15,810.00	18,480.00
2010
First Quarter	24,950.00	17,035.00	24,950.00
Second Quarter	27,600.00	17,955.00	19,430.00
Third Quarter	23,425.00	18,735.00	23,390.00
Fourth Quarter	24,960.00	21,290.00	24,960.00
2011
First Quarter	29,030.00	24,050.00	26,080.00
Second Quarter (through June 1, 2011)	27,420.00	22,610.00	23,335.00

Daily Official Cash Offer Prices of Nickel January 1, 2006 to June 1, 2011

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Commodity-Linked Partial Principal at Risk Notes due September 14, 2017
Based on the Performance of a Basket Consisting of Five Commodities

Zinc (In U.S. dollars)	High	Low	Period End
2006
First Quarter	2,690.50	1,912.00	2,690.50
Second Quarter	3,990.00	2,690.50	3,260.00
Third Quarter	3,671.50	3,125.50	3,360.00
Fourth Quarter	4,619.50	3,360.00	4,331.00
2007
First Quarter	4,331.00	3,050.00	3,280.50
Second Quarter	4,120.00	3,205.50	3,301.00
Third Quarter	3,820.00	2,700.00	3,059.00
Fourth Quarter	3,161.00	2,214.00	2,290.00
2008
First Quarter	2,825.50	2,180.00	2,303.00
Second Quarter	2,362.50	1,812.00	1,875.00
Third Quarter	2,024.00	1,630.00	1,650.00
Fourth Quarter	1,647.00	1,042.00	1,120.50
2009
First Quarter	1,309.00	1,059.50	1,300.50
Second Quarter	1,672.50	1,261.00	1,555.00
Third Quarter	1,967.00	1,461.00	1,913.50
Fourth Quarter	2,570.00	1,852.00	2,570.00
2010
First Quarter	2,634.50	1,981.00	2,360.00
Second Quarter	2,488.50	1,595.00	1,730.00
Third Quarter	2,237.00	1,726.50	2,176.00
Fourth Quarter	2,556.50	2,078.50	2,432.50
2011
First Quarter	2,545.50	2,228.00	2,318.50
Second Quarter (through June 1, 2011)	2,496.00	2,099.00	2,226.00

Daily Official Settlement Prices of Zinc January 1, 2006 to June 1, 2011

June 2011	Page 20